EXHIBIT 5

Gerald Einhorn

1751 East Oakridge Drive

Salt Lake City, Utah 84106

        Telephone (801) 575-8073, Ext. 102

Facsimile (801) 575-8092

November 16, 2006

Riverside Manitoba Inc.

55 Braintree Crescent

Winnipeg, Manitoba R3J 1E1

Gentlemen:

I am an attorney at law, admitted to practice in the State of New York, and have been requested by you to provide an opinion in respect to Nevada law as to whether Riverside Manitoba Inc. (“Riverside”) has legally issued 8,998,659 shares of fully paid and non-assessable common stock in accordance with the corporate law of the State of Nevada.

In this connection I have examined the following documents relating to Riverside:

1.     Articles of Incorporation filed February 14, 2002.

2.     Certificate of Amendment to Articles of Incorporation filed January 21, 2005.

3.     Bylaws adopted on January 27, 2005

4.     Registration Statement on Form SB-2 to be filed by Riverside under the Securities Act of 1933, as amended.

5.     Stock Purchase and Sale Agreement of January 21, 2005 between Riverside and the shareholders of Spirit of Youth Enterprises, Inc.

Further, I have obtained from the Nevada Secretary of State a Corporate Information Form which discloses the status of Riverside as of November 14, 2006.

Based upon the foregoing documents and my opinion as to Nevada corporate law, as legislated within the Nevada Revised Statutes pertaining to private corporations (NRS 78.010-.795), I have concluded the following:

1.	Riverside was incorporated on February 14, 2002 in accordance with the law of the State of Nevada and is in good standing as of November 14, 2006.

2.	Riverside is authorized to issue 45 million shares of common stock, par value $0.001. The issuance of 8,998,659 common shares is therefore within the limits of its legal authorization.

3.

There is no restriction or control of share ownership or transfer in the Articles or Bylaws, of the types contemplated by NRS 78.242 (rights of refusal/mandatory purchases) or 78.267 (preemptive rights). Similarly the Stock Purchase and Sale Agreement contains no such restrictions on ownership or transfer. It is therefore my opinion that ownership or transfer of the issued stock will not be subject to any type of restriction.

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4.

NRS 78.275 states generally that corporate stock may be assessable. This section has been construed not to apply when stock is issued as fully paid and non-assessable. In the present situation, Riverside has issued the outstanding common shares as fully paid and non-assessable.

Accordingly, it is my opinion, that under Nevada corporate law, Riverside’s 8,998,659 issued and outstanding common shares are legally issued, fully paid and non-assessable.

The following qualification and conditions apply to this opinion:

1.     This opinion does not address the legality of any transaction other than the issuance and transfer of the stock which is presently outstanding.

2.     This opinion does not address Riverside’s compliance with the Securities Act of 1933 or with the securities laws of any other jurisdiction.

3.     This opinion does not address Riverside’s financial condition, its future prospects or the present and future value of its stock.

4.     This opinion does not address the reasonableness or adequacy of any consideration paid for the issuance of its stock. Rather, the opinion assumes that Riverside received full payment of agreed consideration, which had a value in excess of the par value of the stock.

5.     This opinion assumes that all documents forming the basis of the opinion are genuine and have not been since modified or replaced.

6.     This opinion is based upon the absence of an agreement amongst shareholders which creates a restriction on ownership or transfer of stock of the type contemplated by NRS 78.242 or 78.267.

7.     This opinion does not address the accuracy of Riverside’s stock books or other ownership records, or any question of stock ownership or title.

The undersigned hereby consents to use of this opinion as an exhibit to your Registration Statement to be filed with the U.S.Securities and Exchange Commission.

Sincerely,

/s/ Gerald Einhorn

Gerald Einhorn

Member, New York State Bar

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